Exhibit 99.1

Contacts:
Susan Gallagher	Bruce Steinke	One Ameren Plaza
(Media)	(Analysts)	1901 Chouteau Avenue
314.554.2175	313.554.2734	St. Louis, MO 63103

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AmerenUE Requests Increase In Electric Rates
To Continue System Improvements and Cover Rising Costs

St. Louis, MO, April 4, 2008 – AmerenUE, the Missouri utility company of Ameren Corporation (NYSE: AEE), will be filing today a request for a 12.1 percent electric rate increase with the Missouri Public Service Commission (MoPSC). The increase would allow the company to continue systemwide reliability improvements for its customers and cover increases in its costs for fuel, transportation and materials essential to generating and delivering electricity.

The request would provide a total of $251 million annually in additional revenue to be used throughout the company’s 24,000-square-mile service territory.  The MoPSC Staff will review all of UE’s costs, and the public will have opportunities for comment during the process.

Today’s requested increase would mean less than $9 more per month for the average household – or less than 30 cents per day. Each household’s increase would vary according to the amount of electricity used.

“Specifically, this increase will enable us to put vulnerable power lines underground, trim more trees away from lines, and increase inspections and repairs of power lines and poles,” said Thomas R. Voss, AmerenUE president and chief executive officer.  “Fully 70 percent of the requested increase will go directly into projects at our generating plants, for fuel for those plants and for improvements in our delivery system.  The rest provides indirect support to these critical investments.

“Today UE – like our customers – faces dramatically higher costs for construction materials and for equipment, such as transformers. The cost to buy and transport coal – which represents more than 20 percent of UE’s total costs – has increased by 33 percent over the past two years.”

In addition, UE’s cost of maintaining the electric delivery system infrastructure has also risen significantly. For example, since 2004, the cost of pole transformers is up approximately 70 percent, wooden utility poles are up about 40 percent, underground aluminum wire is up about 30 percent and copper wire is up about 100 percent.

“We do not request this increase lightly because we realize our customers are facing rising costs in other areas,” said Voss. “However, UE’s existing rates are insufficient to recover current costs and permit UE to earn a reasonable return on its investments. Without a reasonable return, we cannot economically raise the money needed to continue to improve our system.”

Voss added that the company has employed a range of initiatives to carefully manage its resources and keep electric price increases to a minimum.  In fact, except for a 2 percent increase in 2007, UE has not had an increase in its rates for more than 20 years and has managed to keep prices for customers almost 40 percent below the national average.

Today, UE’s customers enjoy some of the lowest electric rates in the nation – lower than in Cincinnati, Indianapolis and Denver, as well as Kansas City and Springfield, Mo. Through the company’s cost control efforts, the rates UE customers pay are lower today than they were 20 years ago.  Even with this increase, UE electric rates would still be lower than those charged by other Midwest and Missouri utilities.

“As responsible stewards of our business, we will continue to make the best use of every UE asset to provide our customers with the reliable and clean energy they need at a price they can afford,” said Voss. “This increase is needed to fulfill our commitment to our customers to continue to listen, respond and deliver for them by providing reliable power, dedicated customer service and vision for the future.”

Here are the key factors behind today’s request for an increase:

■ Significant increases in fuel costs are a major reason UE is requesting an increase today. In addition, rising fuel costs and price volatility are forecasted to continue.These factors have prompted the company to request to employ a fuel and purchased power cost recovery mechanism. The MoPSC already has approved the use of this mechanism for one other Missouri utility.
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This mechanism would enable UE to more quickly recover the money the company must spend on fuel to run its power plants and cover its purchased power costs --without the time and expense required for a full rate case.

▪	The MoPSC will continue to have regulatory oversight over the fuel and purchased power adjusted rates.
▪	The fuel and purchased power adjustment clause would not generate additional profits for UE.
▪	It would also enable UE to pass fuel and purchased power cost increases – and decreases – to its electric customers closer to the time these costs are incurred.
▪	The mechanism has been approved by the Missouri legislature and is already employed in all but two fully regulated states.

■ Because UE’s customers told the company they value reliability above everything, UE recently launched the Power On Project -- a three-year, $1 billion initiative, through which UE is spending:
▪	$300 million to underground the sections of our system most vulnerable to outages;
▪	$84 million to expand and upgrade our system inspection, repair and maintenance programs; and
▪	an additional $135 million on tree-trimming efforts.

Through Power On, UE is also investing some $500 million in equipment to reduce emissions from the company’s Sioux Power Plant and enable its coal-fired plants to meet or exceed federal environmental standards years ahead of requirements.  The company is also investing in the development of wind power and other renewable sources, as well as in promising technologies to address greenhouse gas emissions.

Power On is the largest single reliability initiative in UE’s history and the largest single corporate investment currently under way in Missouri.

Additional information about this electric rate case will be available on the Ameren Web site (www.ameren.com/ueprice).

AmerenUE serves approximately 1.2 million electric and 127,000 natural gas customers. Ameren Corporation, through its utility companies, serves approximately 2.4 million electric and nearly one million natural gas customers over 64,500 square miles in Missouri and Illinois.

Forward-looking Statements

Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed elsewhere in this release and in our filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations as suggested by such forward-looking statements:

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regulatory or legislative actions, including changes in regulatory policies and ratemaking determinations, such as the outcome of pending rate proceedings or future legislative actions that seek to limit or reverse  rate increases;

•	changes in laws and other governmental actions, including monetary and fiscal policies;
•	prices for power in the Midwest;
•	business and economic conditions, including their impact on interest rates;
•	disruptions of the capital markets or other events that make access to necessary capital more difficult or costly;
•	actions of credit rating agencies and the effects of such actions;
•	weather conditions and other natural phenomena;
•	the effects of strategic initiatives, including acquisitions and divestitures;
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the impact of current environmental regulations on utilities and power generating companies and the expectation that more stringent requirements, including those related to greenhouse gases, will be introduced over time, which could have a negative financial effect;

•	the inability of our counterparties and affiliates to meet their obligations with respect to contracts and financial instruments;
•	the cost and availability of transmission capacity for the energy generated or required to satisfy energy sales; and
•	acts of sabotage, war, terrorism or intentionally disruptive acts.

Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events, or otherwise.

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